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                                                                  Execution Copy

                                                                   Exhibit 10.38

                               ALLOY DESIGNS, INC.

             Series A Convertible Preferred Stock Purchase Agreement

                          Dated as of November 24, 1998
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                              ALLOY DESIGNS, INC.

             Series A Convertible Preferred Stock Purchase Agreement

                          Dated as of November 24, 1998

                                Table of Contents

                                                                           Page

ARTICLE I.....................................................................1

  PURCHASE, SALE AND TERMS OF SHARES..........................................1
    1.01. The Purchased Shares................................................1
    1.02. The Additional Preferred Shares.....................................1
    1.03. The Converted Shares................................................2
    1.04. The Shares..........................................................2
    1.05. Purchase Price and Closing..........................................2
    1.06. Use of Proceeds.....................................................3
    1.07. Representations and Warranties by the Purchasers....................3

ARTICLE II....................................................................4

  CONDITIONS TO PURCHASERS' OBLIGATION........................................4
    2.01. Representations and Warranties......................................4
    2.02. Documentation at Initial Closing....................................4
    2.03. Consents, Waivers, Etc..............................................5
    2.04  Conditions Precedent to Additional Closing..........................6

ARTICLE III...................................................................6

  REPRESENTATIONS AND WARRANTIES..............................................6
    3.01. Organization and Standing of the Company............................6
    3.02. Corporate Action....................................................6
    3.03. Governmental Approvals..............................................7
    3.04. Litigation..........................................................7
    3.05. Certain Agreements of Officers and Key Employees....................7
    3.06. Compliance with Other Instruments...................................8
    3.07. ERISA...............................................................8
    3.08. Transactions with Affiliates........................................8
    3.09. Assumptions or Guarantees of Indebtedness of Other Persons..........8
    3.10. Investments in Other Persons........................................9
    3.11. Securities Act of 1933..............................................9
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    3.12. Disclosure..........................................................9
    3.13. Brokers or Finders..................................................9
    3.14. Capitalization; Status of Capital Stock.............................9
    3.15. Registration Rights................................................10
    3.16. Insurance..........................................................10
    3.17. Books and Records..................................................10
    3.18  Title to Assets, Patents...........................................10
    3.19. Compliance with Law; Permits.......................................11
    3.20. Financial Information..............................................12
    3.21. Taxes..............................................................12
    3.22. Other Agreements...................................................12
    3.23. License Agreement..................................................14
    3.24. Year 2000 Compliance...............................................14

ARTICLE IV...................................................................14

  COVENANTS OF THE COMPANY...................................................14
    4.01. Affirmative Covenants of the Company Other Than Reporting
          Requirements.......................................................15
      (a) Payment of Taxes and Trade Debt....................................15
      (b) Maintenance of Insurance...........................................15
      (c) Preservation of Corporate Existence................................15
      (d) Compliance with Laws...............................................16
      (e) Inspection.........................................................16
      (f) Keeping of Records and Books of Account............................16
      (g) Maintenance of Properties..........................................16
      (h) Compliance with ERISA..............................................16
      (i) Budgets Approval...................................................17
      (j) The Board of Directors.............................................17
      (k) Stockholders and Voting Agreement..................................18
      (l) Agreements of Officers and Employees...............................18
      (m) By-laws............................................................18
    4.02. Negative Covenants of the Company..................................19
      (a) Indebtedness.......................................................19
      (a) Merger.............................................................19
      (b) Assumptions or Guarantees of Indebtedness of Other Persons.........20
      (c) Vesting of Reserved Employee Shares................................20
      (d) Consideration for Issuances of Common Stock........................20
      (e) Chief Executive Officer............................................20
    4.03. Reporting Requirements.............................................20
      (a) Monthly Reports....................................................21
      (b) Quarterly Reports..................................................21
      (c) Annual Reports.....................................................21
      (d) Budgets............................................................21
      (e) Notice of Adverse Changes..........................................21


                                       ii
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      (f) Written Reports....................................................21
      (g) Notice of Proceedings..............................................22
      (h) Stockholders' and SEC Reports......................................22
      (i) Other Information..................................................22

ARTICLE V. ..................................................................22

  RIGHT OF  FIRST REFUSAL....................................................22
    5.01. Right of First Refusal.............................................22
    5.02. Notice of Acceptance...............................................22
    5.03. Conditions to Acceptances and Purchase.............................23
      (a) Permitted Sales of Refused Securities..............................23
      (b) Reduction in Amount of Offered Securities..........................23
      (c) Closing............................................................23
    5.04. Further Sale.......................................................24
    5.05. Termination of Right of First Refusal..............................24
    5.06  Exception..........................................................24

ARTICLE VI...................................................................24

  DEFINITIONS AND ACCOUNTING TERMS...........................................24
    6.01. Certain Defined Terms..............................................24
    6.02. Accounting Terms...................................................27

ARTICLE VII..................................................................27

  MISCELLANEOUS..............................................................27
    7.01. No Waiver; Cumulative Remedies.....................................28
    7.02. Amendments, Waivers and Consents...................................28
    7.03. Addresses for Notices..............................................28
    7.04. Costs, Expenses and Taxes..........................................28
    7.05. Binding Effect; Assignment.........................................29
    7.06. Survival of Representations and Warranties.........................29
    7.07. Prior Agreements...................................................29
    7.08. Severability.......................................................29
    7.09. Governing Law......................................................29
    7.10. Headings...........................................................29
    7.11. Counterparts.......................................................29
    7.12. Further Assurances.................................................30
    7.13 Indemnification.....................................................30
    7.14 Changes in Common Stock or Preferred Stock..........................30


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EXHIBITS

      1.01   List of Purchasers
      1.01A  Description of Preferred Stock
      2.02B  Form of Opinion Letter
      2.02F  Stockholders' Agreement
      2.02J  Registration Rights Agreement
      2.02K  By-Laws
      2.02M  Form of Non-Competition Agreement

SCHEDULES

      3.04   Litigation
      3.08   Transactions with Affiliates
      3.10   Investments in Other Persons
      3.13   Brokers or Finders
      3.14   Capitalization
      3.15   Registration Rights
      3.18   Patents
      3.19   Permits
      3.20   Financial Information
      3.22   Agreements


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                               Alloy Designs, Inc.
                           115 West 30th Street, #304
                               New York, NY 10001

                                    As of November 24, 1998

TO: The Persons listed on Exhibit 1.01 hereto

      Re: Series A Preferred Stock

Gentlemen:

      Alloy Designs, Inc., (the "Company"), a Delaware corporation, agrees with each of you as follows:

                                    ARTICLE I

                       PURCHASE, SALE AND TERMS OF SHARES

      1.01. The Initial Purchased Shares. The Company has authorized the issuance and sale of up to 1,487,843 shares (the "Initial Preferred Shares") of its previously authorized but unissued shares of Series A Convertible Preferred Stock, $.01 par value (the "Series A Preferred Stock") at a purchase price of $3.391 per share to the persons (collectively, the "Purchasers" and, individually, a "Purchaser") and in the respective amounts set forth in Exhibit
1.01 hereto. The designation, rights, preferences and other terms and conditions relating to the Series A Preferred Stock shall be as set forth on Exhibit 1.01A hereto.

      1.02. The Additional Preferred Shares. Subject to the terms and conditions hereof, the Company has authorized the issuance to the Purchasers at the Additional Closing (as hereinafter defined) of up to an additional number of shares of Series A Preferred Stock equal to 1,487,843 less the number of shares sold at the Initial Closing (as defined below) (said additional number of shares of Series A Preferred Stock being sometimes collectively referred to in this Agreement as the "Additional Preferred Shares;" and the Initial Preferred Shares and the Additional Preferred Shares being sometimes collectively referred to as the "Purchased Shares") at a price of $3.391 per share and in the respective amounts set forth in Exhibit 1.01 hereto provided that, without the consent of the Purchasers of a majority of the Initial Preferred Shares, no Purchaser shall be entitled to purchase more Additional Preferred Shares than the number of Initial Preferred Shares purchased by such Purchaser.

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      1.03. The Converted Shares. The Company has authorized and has reserved and covenants to continue to reserve, free of preemptive rights and other preferential rights, a sufficient number of its previously authorized but unissued shares of Common Stock, $.01 par value, to satisfy the rights of conversion of the holders of the Purchased Shares. Any shares of Common Stock issuable upon conversion of the Purchased Shares, and such shares when issued, are herein referred to as the "Converted Shares."

      1.04. The Shares. The Purchased Shares and the Converted Shares are sometimes collectively referred to herein as the "Shares."

      1.05. Purchase Price and Closings.

            (a) Initial Closing. The Company agrees to issue and sell to the Purchasers and, subject to and in reliance upon the representations, warranties, covenants, terms and conditions of this Agreement, the Purchasers, severally but not jointly, agree to purchase that number of the Initial Preferred Shares set forth opposite their respective names in Exhibit 1.01. The aggregate purchase price of the Initial Preferred Shares being purchased by each Purchaser is set forth opposite such Purchaser's name in Exhibit 1.01. The initial purchase and sale shall take place at a closing (the "Initial Closing") to be held at the offices of Testa, Hurwitz & Thibeault, LLP, 125 High Street, High Street Tower, Boston, Massachusetts 02110 on November 24, 1998, at 10:00 A.M., or at such other location, on such other date and at such time as may be mutually agreed upon. At the Initial Closing, the Company will issue and deliver certificates evidencing the Initial Preferred Shares to be sold at such Initial Closing to each of the Purchasers (or its nominee) against payment of the full purchase price therefor by (i) wire transfer of immediately available funds to an account designated by the Company, (ii) check payable to the order of the Company or its designees or (iii) any combination of (i) and (ii) above.

            (b) The Additional Closing. On February 1, 1999, the Company shall sell and each Purchaser shall purchase, upon the terms and conditions hereinafter set forth, that number of shares of Additional Preferred Shares set forth opposite the name of such Purchaser on Exhibit 1.01 attached hereto in the aggregate being all of the Additional Preferred Shares. The per share purchase price for each Additional Preferred Share (as constituted on the date hereof) to be purchased pursuant to this Agreement at the Additional Closing shall be $3.391. Such purchase and sale of Additional Preferred Shares, if any, shall take place at a closing (the "Additional Closing") at the offices of Testa, Hurwitz & Thibeault, High Street Tower, 125 High Street, Boston, Massachusetts 02110, on February 1, 1999, or on such other date or dates as the Company and the Purchasers may agree. At the Additional Closing the Company will issue and deliver the certificates evidencing the Additional Preferred Shares sold at the Additional Closing to each of the Purchasers (or its nominee) against payment of the full purchase price therefor by wire transfer or check payable to the order of the Company. Notwithstanding the foregoing, in no event shall the Company sell less than an aggregate of 737,286 Additional Preferred Shares hereunder (subject to Section 2.04 herein). Further notwithstanding the foregoing, unless and until an aggregate of 737,286 Additional Preferred Shares are sold hereunder, the Company shall provide each Purchaser with at least 20 days' prior written notice of the occurrence of any of (i) a Qualified Public Offering, (ii) an Organic Change (as such term is defined in Exhibit 1.01A

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hereto), or (iii) a Change in Ownership (as such term is defined in Exhibit
1.01A hereto) (each a "Triggering Event"). Each Purchaser shall thereupon have the right, but not the obligation, exercisable upon written notice to the Company, to require that the Company sell to such Purchaser any or all of the previously unsold Additional Preferred Shares set forth opposite such Purchaser's name in Exhibit 1.01. Such purchase and sale shall take place at an Additional Closing which shall occur no later than the date of Triggering Event, and shall otherwise be on the same terms and conditions as set forth above.

            (c) If any Purchaser fails to purchase their Additional Preferred Shares in accordance with Section 1.05(b) hereof at the Additional Closing, he or it shall have twenty (20) days from the date of the Additional Closing in which to cure such default and purchase his or its Additional Preferred Shares. If the Purchaser fails to purchase his or its Additional Preferred Shares in such cure period he or it shall be required to forfeit to the Company 50% of his or its Initial Preferred Shares. If a Purchaser becomes obligated to forfeit any Preferred Shares to the Company under this section and fails to deliver such shares, the Company may, upon written notice to such Purchaser, cancel on its books the certificate or certificates representing such shares of Initial Preferred Shares and thereupon all said Purchaser's rights in and to such Initial Preferred Shares shall terminate. Furthermore, if a Purchaser so fails to purchase the Additional Preferred Shares, the Company shall no longer be obligated to sell such shares to the Purchaser.

      1.06. Use of Proceeds. The Company shall use the proceeds from the sale of the Purchased Shares for working capital and general corporate purposes.

      1.07. Representations and Warranties by the Purchasers. Each of the Purchasers represents and warrants to the Company severally, but not jointly, that (a) it will acquire the Purchased Shares to be acquired by it for its own account and that the Purchased Shares are being and will be acquired by it for the purpose of investment and not with a view to distribution or resale thereof; subject, nevertheless, to the condition that the disposition of the property of each Purchaser shall at all times be within its control; (b) the execution of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action (if any) on the part of the Purchaser, and this Agreement has been duly executed and delivered, and constitutes a valid, legal, binding and enforceable agreement of the Purchasers;
(c) it is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act; and (d) it has taken no action which would give rise to any claim by any other person for any other person for any brokerage commissions, finders' fees or the like relating to this Agreement or the transaction contemplated hereby. The acquisition by each Purchaser of the Purchased Shares acquired by it shall constitute a confirmation of the representations and warranties made by each such Purchaser. Each of the Purchasers further represents that it understands and agrees that, until registered under the Securities Act or transferred pursuant to the provisions of Rule 144 as promulgated by the Securities and Exchange Commission, all certificates evidencing any of the Shares, whether upon initial issuance or upon any transfer thereof, shall bear a legend, prominently stamped or printed thereon, reading substantially as follows:

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            "The securities represented by this certificate have not been registered under the Securities Act of 1933 or applicable state securities laws. These securities have been acquired for investment and not with a view to distribution or resale, and may not be mortgaged, pledged, hypothecated or otherwise transferred without an effective registration statement for such securities under the Securities Act of 1933 and applicable state securities laws, or the availability of an exemption from the registration provisions of the Securities Act of 1933."

                                   ARTICLE II

                      CONDITIONS TO PURCHASERS' OBLIGATION

      The obligation of each Purchaser to purchase and pay for the Purchased Shares to be purchased by it at the Initial Closing is subject to the following conditions:

      2.01. Representations and Warranties. Each of the representations and warranties of the Company set forth in Article III hereof shall be true and correct on the date of the Initial Closing.

      2.02. Documentation at Initial Closing. The Purchasers shall have received prior to or at the Initial Closing all of the following documents or instruments, or evidence of completion thereof, each in form and substance satisfactory to the Purchasers and their counsel:

            (a) A certified copy of the Certificate of Incorporation of the Company, a copy of the resolutions of the Board of Directors and, if required, the stockholders of the Company evidencing, as applicable, the adoption of the Company's Restated Certificate of Incorporation, the approval of this Agreement, the issuance of the Purchased Shares and the other matters contemplated hereby, and a certified copy of the By-laws of the Company, and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement and the Shares.

            (b) An opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, counsel for the Company, in the form set forth on Exhibit 2.02B.

            (c) A certificate of the Secretary or an Assistant Secretary of the Company which shall certify the names of the officers of the Company authorized to sign this Agreement, the certificates for the Purchased Shares and the other documents, instruments or certificates to be delivered pursuant to this Agreement by the Company or any of its officers, together with the true signatures of such officers. The Purchasers may conclusively rely on such certificate until they shall receive a further certificate of the Secretary or an Assistant Secretary of the Company cancelling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

            (d) A certificate of the President of the Company stating that the representations and warranties of the Company contained in Article III hereof and otherwise made by the Company in writing pursuant hereto are true and correct and that all conditions

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                                       5


required to be performed prior to or at the Initial Closing have been performed as of the Initial Closing.

            (e) The Restated Certificate of Incorporation of the Company shall provide for the designation of the rights and preferences of the Series A Preferred Stock in the form set forth in Exhibit 1.01A attached hereto.

            (f) A Stockholders' Agreement in the form set forth in Exhibit 2.02F shall have been executed by the parties named therein.

            (g) A Certificate of Good Standing for the Company shall have been provided to the Purchasers and their counsel.

            (h) Payment for the costs, expenses, taxes and filing fees identified in Section 7.04.

            (i) The Board of Directors of the Company following the Initial Closing shall consist of seven (7) members of which the current members shall be James K. Johnson, Jr., Matthew C. Diamond, Samuel A. Gradess, Peter Graham, Robert Kerson (or his designee), David Yarnell and such other person designated in accordance with the Stockholders' Agreement.

            (j) The Company, the Purchasers and the Founders shall have entered into a Registration Rights Agreement in the form set forth in Exhibit 2.02J.

            (k) The Company's By-laws shall be in form set forth in Exhibit 2.02K and shall include the provisions set forth in Section 4.01(l) hereof.

            (l) Participation of all Purchasers specified on Exhibit 1.01 hereto.

            (m) Each Founder shall have entered into a Non-Competition Agreement in the form of Exhibit 2.02M.

            (n) The Company shall have reserved 871,352 shares of Common Stock for issuance pursuant to an employee, director and consultant stock option plan.

      2.03. Consents, Waivers, Etc. Prior to the Initial Closing, the Company shall have obtained all consents or waivers, if any, necessary to execute and deliver this Agreement, issue the Purchased Shares and to carry out the transactions contemplated hereby and thereby, and all such consents and waivers shall be in full force and effect. All corporate and other action and governmental filings necessary to effectuate the terms of this Agreement, the Purchased Shares and other agreements and instruments executed and delivered by the Company in connection herewith shall have been made or taken, except for any post-sale filing that may be required under federal or state securities laws. In addition to the documents set forth above, the Company

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                                       6


shall have provided the Purchasers any other information or copies of documents that they may reasonably request.

      2.04 Conditions Precedent to Additional Closing. Subject to the provisions of Section 1.05(b), there shall be no conditions precedent to the respective several obligations of the Purchasers to purchase and pay for the Additional Preferred Shares to be purchased at the Additional Closing, provided, however, that in no event shall the Company sell (or request the purchase of) any Additional Preferred Shares, and the Purchasers shall not be required to purchase any Additional Preferred Shares, if prior to the Additional Closing (a) the Company has filed a petition in bankruptcy (or performs the equivalent act under relevant law), (b) a receiver and/or administrator (or equivalent) has been appointed in respect of the whole of the Company's assets, (c) the Company has ceased doing business in the normal course, (d) the Company has sought to make a compromise, assignment, or other arrangement for the benefit of its creditors, or (e) there has been filed any complaint, application or petition against the Company seeking an order for relief or adjudication of bankruptcy under the Bankruptcy Code with respect to the Company which complaint, application or petition is not timely contested or, if timely contested, is not dismissed within sixty (60) days of when filed.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

            The Company hereby represents and warrants as follows to the Purchasers that, except as set forth in the Disclosure Schedule attached hereto as Schedule III (the "Disclosure Schedules"):

      3.01. Organization and Standing of the Company . The Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its organization and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted or as now proposed to be conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary except where the failure to be so qualified would not have a material adverse effect on the business and operating results of the Company taken as a whole (a "Material Adverse Effect").

      3.02. Corporate Action. The Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement, the Shares and any other agreements and instruments executed in connection herewith and therewith be the valid and enforceable obligations of the Company, enforceable in accordance with their terms. Sufficient authorized but unissued shares of Common Stock have been reserved by appropriate corporate action in connection with the prospective conversion of the Preferred

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                                       7


Shares at the initial conversion price, and the issuance of the Preferred Shares is not, and the issuance of the Converted Shares upon the conversion of the Preferred Shares will not be, subject to preemptive rights or other preferential rights in any present or future stockholders of the Company and will not conflict with any provision of any agreement or instrument to which the Company is a party or by which it or its property is bound.

      3.03. Governmental Approvals. Except for the filing of any notice subsequent to the Initial Closing that may be required under applicable state and/or Federal securities laws (which, if required, shall be filed on a timely basis), no authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for the execution and delivery by the Company of this Agreement, for the offer, issue, sale and delivery of the Preferred Shares, or for the performance by the Company of its obligations under this Agreement or the Shares.

      3.04. Litigation. Except as set forth in Schedule 3.04, there is no litigation or governmental proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company affecting any of its respective properties or assets, or, to the knowledge of the Company, against any officer, Key Employee or the holder of more than 3% of the capital stock of the Company relating to such person's performance of duties in his capacities as such or relating to his stock ownership in the Company or otherwise relating to the business of the Company, nor, to the knowledge or belief of the Company, has there occurred any event or does there exist any condition on the basis of which any such litigation, proceeding or investigation might properly be instituted. The Company is not in default, and, to the knowledge of the Company, no officer, Key Employee or holder of more than 3% of the capital stock of the Company is in default, with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency that could reasonably be expected to result in a Material Adverse Effect. There are no actions or proceedings pending or, to the knowledge of the Company, threatened (or any basis therefor known to the Company) which could reasonably be expected to result, either in any case or in the aggregate, in a Material Adverse Effect on the business, operations, affairs or condition of the Company or in its properties or assets taken as a whole, or which might call into question the validity of this Agreement, any of the Shares, or any action taken or to be taken pursuant hereto or thereto. The foregoing sentences include, without limiting their generality, actions pending or threatened (or any basis therefor known to the Company) involving the prior employment of any of the Company's officers or employees or their use in connection with the Company's respective businesses of any information or techniques allegedly proprietary to any of their former employers.

      3.05. Certain Agreements of Officers and Key Employees.

            (a) To the Company's knowledge, no officer or Key Employee of the Company is in violation of any term of any employment contract, patent disclosure agreement, proprietary information agreement, noncompetition agreement, or any other contract or agreement or any restrictive covenant relating to the right of any such officer or Key

Employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or relating to the use of trade secrets or proprietary information of others, and to the Company's knowledge, the continued employment of the Company's officers and Key Employees does not subject the Company or any Purchaser to any claim of any third party.

            (b) To the knowledge of the Company, no officer of the Company nor any Key Employee of the Company whose termination, either individually or in the aggregate, would have a Material Adverse Effect, has expressed any present intention of terminating his employment in such capacity.

      3.06. Compliance with Other Instruments. The Company is in compliance in all respects with the terms and provisions of this Agreement and of its Certificate of Incorporation and By-laws, and in all material respects with the terms and provisions of all material mortgages, indentures, leases, agreements and other instruments, if any, by which it is bound or to which it or any of its respective properties or assets are subject. The Company is in compliance in all material respects with all judgments, decrees, governmental orders, statutes, rules or regulations by which it is bound or to which any of its respective properties or assets are subject. Neither the execution, issuance and delivery of this Agreement or the Shares, nor the consummation of any transaction contemplated hereby or thereby, has constituted or resulted in or will constitute or result in a default or violation of any term or provision of any of the foregoing documents, instruments, judgments, agreements, decrees, orders, statutes, rules and regulations.

      3.07. ERISA. The Company makes no contributions to any employee pension benefit plans for its respective employees which are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

      3.08. Transactions with Affiliates. Except (i) as contemplated hereby or consented to by the Purchasers in accordance with this Agreement, (ii) as set forth on Schedule 3.08 and (iii) for employment agreements in the ordinary course of business, there are no loans, leases, royalty agreements or other continuing transactions between any officer, employee or director of the Company or any Person owning 5% or more of any class of capital stock of the Company or any member of the immediate family of such officer, employee, director or stockholder or any corporation or other entity controlled by such officer, employee, director or stockholder or a member of the immediate family of such officer, employee, director or stockholder.

      3.09. Assumptions or Guarantees of Indebtedness of Other Persons. Except as contemplated hereby or consented to by the Purchasers in accordance with this Agreement, the Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss), any Indebtedness of any other Person.

      3.10. Investments in Other Persons. Except (i) as contemplated hereby or consented to by the Purchasers in accordance with this Agreement, (ii) as set forth on Schedule 3.10 and (iii) for advances for employee expenses in the ordinary course of business, the Company has not made any loan or advance to any Person which is outstanding on the date of this Agreement, nor is it committed or obligated to make any such loan or advance, nor does the Company own any capital stock, assets comprising the business of, obligations of, or any interest in, any Person except as disclosed in this Agreement. The Company has no Subsidiaries.

      3.11. Securities Act of 1933. The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Shares. Neither the Company nor anyone acting on its behalf has or will sell, offer to sell or solicit offers to buy the Shares or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Shares under the registration provisions of the Securities Act and applicable state securities laws.

      3.12. Disclosure. Neither this Agreement nor any other agreement, document, certificate or written statement furnished to the Purchasers or their counsel by or on behalf of the Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the knowledge of the Company which has not been disclosed herein or in writing by it to the Purchasers and which materially adversely affects, or in the future in the Company's opinion may reasonably be expected to materially adversely affect the business, properties, assets or condition, financial or otherwise, of the Company.

      3.13. Brokers or Finders. Except as set forth on Schedule 3.13, no Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Company for any commission, fee or other compensation as a finder or broker because of any act or omission by the Company or any of its agents.

      3.14. Capitalization; Status of Capital Stock. The Company has a total authorized capitalization consisting of (i) 11,500,000 shares of Common Stock, $.01 par value, of which 7,517,505 shares are issued and outstanding and (ii) 1,487,843 shares of Preferred Stock, $.01 par value, all of which shares are designated as Series A Convertible Preferred Stock, of which no shares are issued and outstanding on the date hereof, without giving effect to the transactions contemplated hereby. A complete list of the capital stock of the Company which has been previously issued and the names in which such capital stock is registered on the stock transfer books of the Company is set forth in
Schedule 3.14 hereto. All the outstanding shares of capital stock of the Company have been duly authorized, are validly issued and are fully paid and non-assessable. The Preferred Shares, when issued and delivered in accordance with the terms hereof and after payment of the purchase price therefor, and the Converted Shares, when issued and delivered upon conversion of the Preferred Shares, will be duly authorized, validly issued, fully-paid and non-assessable. Except as otherwise set forth in Schedule 3.14, no options, warrants, subscriptions or purchase rights of any nature to acquire from the Company shares of capital stock or other securities are authorized, issued or outstanding, nor is the Company obligated in any other manner to issue shares of its capital stock or other securities except as contemplated by this Agreement. Except as set forth in Schedule 3.14, there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant federal and state securities laws and as otherwise contemplated by this Agreement, the Stockholders' Agreement referred to in Section 2.02(f) and the Registration Rights Agreement referred to in Section 2.02(j). Except as set forth in Schedule 3.14, to the Company's knowledge and other than as provided in the above-referenced Stockholders' Agreement, there are no agreements, understandings, trusts or other collaborative arrangements or understandings concerning the voting of the capital stock of the Company. Except as set forth in Schedule 3.14, to the Company's knowledge, there are no agreements, understandings, trusts or other understandings concerning transfers of the capital stock of the Company except for the aforementioned Stockholders' Agreement, the aforementioned Registration Rights Agreement and except as contemplated by this Agreement. The offer and sale of all capital stock and other securities of the Company issued before the Initial Closing complied with or were exempt from all applicable federal and state securities laws and no stockholder has a right of rescission with respect thereto.

      3.15. Registration Rights. Except for (i) the rights granted to the Purchasers pursuant to Registration Rights Agreement referred to in Section 2.02(j) hereof and (ii) as set forth in Schedule 3.15, no Person has demand or other rights (which such rights shall be effective subsequent to the Initial Closing) to cause the Company to file any registration statement under the Securities Act relating to any securities of the Company or any right to participate in any such registration statement.

      3.16. Insurance. The Company carries insurance covering its properties and businesses customary for the type and scope of its properties and businesses, but in any event in amounts sufficient to prevent the Company from becoming a co-insurer.

      3.17. Books and Records The books of account, ledgers, order books, records and documents of the Company accurately and completely reflect all material information relating to its business, the location and collection of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company.

      3.18 Title to Assets, Patents. The Company has good and marketable title in fee to such of its fixed assets, if any, as are real property, and good and merchantable title to all of its other material assets, free of any mortgages, pledges, charges, liens, security interests or other encumbrances, except those indicated in Schedule 3.18. The Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect. The Company knows of no adverse claim that would interfere with the Company's right to use the patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, software and intellectual property rights being used to conduct its business as now operated and as now proposed to be operated (a list of the patent and trademark applications made by the Company is attached hereto as Schedule 3.18); and the Company has no reason to believe that the conduct of the Company's business as now operated and as now proposed to be operated conflicts or will conflict with valid patents, patent rights, permits, licenses, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions, and intellectual property rights of any other Person, except as noted in Schedule 3.18. To the Company's knowledge, no product or process presently used or proposed to be manufactured, marketed, offered, sold or used by the Company will violate any license or infringe on any intellectual property rights of any other person; and the Company's intellectual property rights and the operation or proposed operation of the Company's business is not known by the Company to conflict with the asserted rights of others, and there does not exist any known basis for any such conflict, except as noted in
Schedule 3.18. The Company owns or has the right to use all of the back office and graphic user interface software necessary to run its website and any graphic or textual content thereof and has the right to use and include any graphic or text on such website. No claim is known by the Company to be pending or threatened to the effect that any such intellectual property owned or licensed by the Company, or which the Company otherwise has the right to use, is invalid or unenforceable by the Company, as applicable, and the Company has no reason to believe that any patents or intellectual property rights owned or used by the Company may be invalid. Except as set forth on Schedule 3.18, the Company has no obligation known by the Company to compensate any Person for the use of any such patents or rights, and the Company has not granted any Person any license or other rights to use in any manner any of the patents or rights of the Company, whether requiring the payment of royalties or not.

      3.19. Compliance with Law; Permits.

            (a) Except as set forth on Schedule 3.19, the Company (i) is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations, ordinances and policies; and (ii) is not in default under any applicable order, writ injunction or decree of any court or governmental authority or having jurisdiction over the Company.

            (b) Schedule 3.19 sets forth a true and complete list of each material permit, license, order or other authorization of federal, state, local or foreign governmental or regulatory bodies held by the Company (other than state corporation qualifications) in the conduct of its business (collectively the "Permits"), together with the issuing authority and the date of expiration. To the knowledge of the Company, the Permits constitute all of the permits, licenses, orders and other authorizations and approvals required to permit the Company to own and lease its properties and assets and to conduct its business as it is currently conducted, except where the failure to obtain any such permit, license, order or other authorization would not have a Material Adverse Effect on the Company. All of the Permits are in full force and effect and the Company currently operates within the limits thereof except where the failure to so operate would not have a Material Adverse Effect, and there are no proceedings pending or, to the knowledge of the Company, threatened, which could reasonably be expected to result in the revocation, cancellation, suspension, non-renewal or any material adverse modification of any of the Permits. The Company has filed all reports and has paid all fees required to obtain and maintain the Permits except where the failure to so file or pay such fees would not have a Material Adverse Effect.

      3.20. Financial Information. Except as set forth on Schedule 3.20, the reviewed financial statements of the Company as of January 31, 1998 and the unaudited financial statements of the Company as of July 31, 1998, attached hereto as Schedule 3.20, present fairly the financial position of the Company as of the dates thereof and the results of operations for the periods covered thereby (subject, in the case of such unaudited financial statements, to normal year-end audit adjustments) and have been prepared in accordance with generally accepted accounting principles consistently applied, except, in the case of unaudited financial statements, for normal year-end adjustments and the absence of footnotes not customarily included in such statements. The Company does not know of any liability, contingent or otherwise, not adequately reflected in or reserved against in the aforesaid financial statements or in the notes thereto. Except as set forth in Schedule 3.20, since July 31, 1998, (i) there has been no material adverse change in the business, assets or conditions, financial or otherwise, operations or prospects of the Company; (ii) the business, conditions, operations or prospects of the Company and its properties or assets have not been adversely affected as the result of any legislative or regulatory changes, no revocation or change in any franchise, permit, license or right to do business, or no other event or occurrence, whether or not insured against; and (iii) the Company has not entered into any material transaction other than in the ordinary course of business, made any distribution on its capital stock or redeemed or repurchased any of its capital stock.

      3.21. Taxes. The Company has completely and correctly prepared and timely filed all federal, state, foreign and other tax returns required under the laws of any applicable jurisdiction to be filed by them, have paid or made provision for the payment of all taxes due from the Company, and all additional assessments (whether or not shown on such returns), and adequate provisions have been made and are reflected in the Company's financial statements for all current taxes and other charges to which the Company is subject and which are not currently due and payable. None of the federal income tax returns of the Company have been audited by the Internal Revenue Service. The Company knows of no additional assessments or adjustments pending or threatened against the Company for any period, nor of any basis for any such assessment or adjustment.

      3.22. Other Agreements. Except as set forth in Schedule 3.22, the Company is not a party to any written or oral:

            (a) distributor, dealer or manufacturer's representative contract or agreement which is not terminable on less than ninety (90) days' notice without cost or other liability to the Company (except for contracts which, in the aggregate, are not material to the business of the Company);

            (b) sales contract which entitles any customer to a rebate or right of set-off or which varies in any material respect from the Company's standard form contracts;

            (c) contract with any labor union (and, to the knowledge of the Company, no organizational effort is being made with respect to any of its employees);

            (d) contract or other commitment with any supplier containing any provision permitting any party other than the Company to renegotiate the price or other terms, or containing any pay-back or other similar provision, upon the occurrence of a failure by the Company to meet its respective obligations under the contract when due or the occurrence of any other event;

            (e) contract for the future purchase of fixed assets or for the future purchase of materials, supplies or equipment in excess of its normal operating requirements;

            (f) contract for the employment of any officer, individual, employee or other person (whether of a legally binding nature or in the nature of informal understandings) on a full-time or consulting basis which is not terminable on notice without cost or other liability to the Company except accrued vacation pay;

            (g) bonus, pension, profit-sharing, retirement, hospitalization, insurance, stock purchase, stock option or similar plan, contract or understanding pursuant to which benefits are provided to any employee of the Company (other than group insurance plans applicable to employees generally);

            (h) agreement or indenture relating to the borrowing of money or to the mortgaging or pledging of, or otherwise placing a lien or security interest on, any asset of the Company;

            (i) agreement, or group of related agreements with the same party or any group of affiliated parties, under which the Company has advanced or agreed to advance money or has agreed to lease any property as lessee or lessor;

            (j) agreement or obligation (contingent or otherwise) to issue or sell or to repurchase or otherwise acquire or retire any share of its capital stock or any of its other equity securities (other than listed in Schedule 3.14);

            (k) assignment, license or other agreement with respect to any form of intangible property;

            (l) other contract or group of related contacts with the same party involving more than $50,000 or continuing over a period of more than six months from the date or dates thereof (including renewals or extensions of options with another party), which contract or group of contracts is not terminable by the Company without penalty upon notice of thirty (30) days or less, but excluding any contract or group of contracts with a customer of the Company for the sale, lease or rental of the Company's products or services if such contract or group of contracts was entered into by the Company in the ordinary course of business; or

            (m) other Material Agreement.

Except as set forth on Schedule 3.22, the Company has in all material respects performed all the actions required to be performed by it to date, has received no notice of default and is not in default under any lease, agreement or contract now in effect to which the Company is a party or by which it or its property may be bound, except for any such breach the effect of which is not material to the business or financial condition of the Company. The Company has no present expectation or intention of not fully performing all its respective obligations under each such lease, contract or other agreement, and the Company has no knowledge of any breach or anticipated breach by the other party to any contract or commitment to which the Company is a party.

      3.23. License Agreement. The Company owns or possesses (or has the right to possess) adequate licenses or other rights to use all trademarks, trade names, trademark applications, service marks, service mark applications and other proprietary rights currently used in the business of the Company.

      3.24. Year 2000 Compliance. Each system, comprised of software, hardware, databases or embedded control systems (microprocessor controlled or controlled by any robotic or other device) (collectively, a "System") that constitutes any material part of, or is used in connection with the use, operation or enjoyment of, any material tangible or intangible asset or real property of the Company (with the exception of third party systems used by the Company's suppliers of merchandise and vendors) will not be materially adversely affected by the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. The Company has no reason to believe that it may incur material expenses arising from or relating to the failure of any of its Systems (with the exception of third party systems used by the Company's suppliers of merchandise and vendors) as a result of the advent of the year 2000, the advent of the twenty-first century or the transition from the twentieth century through the year 2000 and into the twenty-first century. Each material System of the Company (with the exception of third party systems used by the Company's suppliers of merchandise and vendors) is able to accurately process date data, including, but not limited to, calculating, comparing and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations. Furthermore, the Company shall use its commercially reasonable efforts to ensure that its "Call and Fulfillment Center" will not be materially adversely affected by the advent of the year 2000 and shall use its best efforts to contact all of its suppliers of merchandise and vendors to assess whether or not they will be materially adversely affected by the advent of the year 2000.

                                   ARTICLE IV

                            COVENANTS OF THE COMPANY

      4.01. Affirmative Covenants of the Company Other Than Reporting Requirements. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that until the consummation of a Qualified Public Offering, it will perform and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to perform and observe such of the following covenants and provisions as are applicable to such Subsidiary:

            (a) Payment of Taxes and Trade Debt. Pay and discharge, and cause each Subsidiary to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income, profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if the Company or any Subsidiary shall have set aside on its books sufficient reserves, if such reserve is required by generally accepted accounting practices. Pay and cause each Subsidiary to pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of the Company or its Subsidiaries, except such as are being contested in good faith and by proper proceedings and the Company or Subsidiary concerned shall have set aside on its books sufficient reserves, if such reserve is required by generally accepted accounting practices.

            (b) Maintenance of Insurance. Obtain and maintain and cause each Subsidiary to maintain, from responsible and reputable insurance companies or associations term life insurance policies on the lives of any Key Employee as may be determined (with respect to identity, amount and terms) by Brand Equity Ventures I, L.P. ("Brand Equity"), with the proceeds thereof payable to the order of the Company. Maintain, and cause each Subsidiary to maintain, insurance with reputable insurance companies or associations in such amounts and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company or such Subsidiary operates, but in any event in amounts sufficient to prevent the Company or Subsidiary from becoming a co-insurer.

            (c) Preservation of Corporate Existence. Preserve and maintain, and cause each Subsidiary to preserve and maintain, its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, and cause each Subsidiary to qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership or lease of its properties; provided, however, that nothing in this Section 4.01(c) shall be deemed to preclude any merger, consolidation, liquidation or sale (subject to it not being a sale of all of the assets of the Company and its Subsidiaries, taken as a whole) of any Subsidiary if such action is approved by the Board of Directors as being in the best interests of the Company. Preserve and maintain, and cause each Subsidiary to preserve and maintain, all licenses and other rights to use patents, processes, licenses, permits, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and deemed by the Company to be necessary to the conduct of its business or the business of any Subsidiary.

            (d) Compliance with Laws. Comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or otherwise.

            (e) Inspection. Permit, during normal business hours following reasonable request and notice, each of the Purchasers or any agents or representatives thereof, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of the Company and any Subsidiary, to discuss the affairs, finances and accounts of the Company and any Subsidiary with any of its officers, directors or Key Employees and independent accountants, and consult with and advise the management of the Company and any Subsidiary as to their affairs, finances and accounts, during normal business hours. Each Purchaser agrees that it will use its best efforts to maintain the confidentiality of any information so obtained by it which is not otherwise available from other sources, subject to the disclosure of information of a non-technical nature, including financial information, which such Purchaser discloses to its partners and/or shareholders generally.

            (f) Keeping of Records and Books of Account. Keep, and cause each Subsidiary to keep, adequate records and books of account in which complete entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all material financial transactions of the Company and any Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, returns of merchandise, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business and in accordance with industry practice shall be made.

            (g) Maintenance of Properties. Maintain and preserve, and cause each Subsidiary to maintain and preserve, all of its properties and assets, necessary or useful in the proper conduct of its business, in working order and condition, ordinary wear and tear excepted; provided, however, that nothing in this Section 4.01(g) shall prevent the Company or any Subsidiary from discontinuing the operation and maintenance of any such properties, if such discontinuance, in the judgment of the Board of Directors of the Company, is desirable in the conduct of its business.

            (h) Compliance with ERISA. Comply, and cause each Subsidiary to comply, with all minimum funding requirements applicable to any pension, employee benefit plans or employee contribution plans which are subject to ERISA or to the Internal Revenue Code of 1986 (the "Code"), and comply, and cause each Subsidiary to comply, in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan. Neither the Company nor any Subsidiary will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of the Company or any Subsidiary.

            (i) Budgets Approval. Not later than 60 days prior to the commencement of each fiscal year, prepare and submit to, and obtain the approval of a majority of the Board of Directors, a business plan and monthly operating budgets in reasonable detail for each fiscal year, including capital and operating expense budgets, cash flow projections and profit and loss projections, all itemized in reasonable detail (including itemization of provisions for officers' compensation). The budget and business plan shall be reviewed by the Company periodically, and all changes therein and all material deviations therefrom shall be resubmitted to the Board of Directors.

            (j) The Board of Directors. Hold meetings of the Company's Board of Directors on a monthly basis unless otherwise determined by a majority of the Board of Directors, but in any event not less than on a quarterly basis. Subject to the terms of the Stockholders' Agreement, use its best efforts to cause the size of the Company's Board of Directors to be maintained at seven (7) directors, consisting of: (i) three (3) nominees designated by the holders of a majority of the Common Stock (one of whom shall be the Chief Executive Officer of the Company), who shall initially be James K. Johnson, Jr., Matthew C. Diamond and Samuel A. Gradess (the "Common Stock Directors"); (ii) one nominee designated by Brand Equity and elected by the holders of the Series A Preferred Stock, voting as a separate class, who initially shall be David Yarnell (the "Purchasers' Representative"); and (iii) three (3) nominees designated by (x) the Founders (provided that each such Founder remains employed by the Company and continues to own at least seventy-five percent (75%) of the securities of the Company owned by him as of the date of this Agreement) and (y) Brand Equity (each an "Outside Director"), (a) one of whom shall be a representative of the holders of the Company's outstanding notes and warrants issued in the May 1998 financing of the Company, who shall initially be Peter Graham, for the first three (3) years following the date of this Agreement and, after such period, shall be a person unaffiliated with the Company, (b) one of whom shall be experienced in the Internet/"e-commerce" field and unaffiliated with the Company, and (c) one of whom shall be a non-employee with relevant industry experience who shall initially be Robert Kerson or an individual (reasonably acceptable to the other Directors and Brand Equity) referred by Robert Kerson for the first three (3) years following the date of this Agreement and, after such period, shall be a non-employee with relevant industry experience. Permit Brand Equity to designate two representatives who may attend meetings of the Board of Directors as observers (each an "Observer"). Establish a Compensation Committee of the Board of Directors, consisting of the Purchasers' Representative and an Outside Director and an observer, who shall be one of the Common Stock Directors and who may attend meetings of the Compensation Committee as an observer unless the Compensation Committee is discussing any of the Common Stock Directors in their respective capacities with the Company. Establish an Audit Committee of the Board of Directors, consisting of the Purchasers' Representative and an Outside Director, which will review the annual financial statements of the Company with its independent auditors.

      Promptly pay all direct out-of-pocket expenses reasonably incurred by each director of the Company and each Observer in attending each meeting of the Board of Directors or any committee thereof.

            (k) Stockholders and Voting Agreement. Not permit or allow any additional Persons to become parties to that certain Stockholders and Voting Agreement dated as of June 30, 1997, as amended, with the exception of those certain option and/or warrant holders specified on Schedule 3.14 hereto who have already become contractually obligated to join such agreement, so that such agreement shall not govern the issuance of any other new shares of capital stock of the Company.

            (l) Agreements of Officers and Employees. Cause each Key Employee of the Company and each of its Subsidiaries to execute and deliver a Non-Competition Agreement in form and substance of Exhibit 2.02M.

            (m) By-laws. The Company shall at all times cause its By-laws to provide (i) that, unless otherwise required by the laws of the State of Delaware, (x) any two directors or (y) any holder or holders of at least 25% of the outstanding shares of Purchased Shares, shall have the right to call a meeting of the Board of Directors or stockholders and (ii) that upon the occurrence of an Event of Default the Board of Directors shall remove the Chief Executive Officer of the Company and the Purchasers' Representative shall have the right to designate a new Chief Executive Officer, subject to the approval of the Common Stock Directors, provided, however, that such Common Stock Directors shall only have the right to veto two (2) such candidates for the position of Chief Executive Officer at the time of an Event of Default. The Company shall at all times maintain provisions in its By-laws or Certificate of Incorporation indemnifying all directors against liability to the maximum extent permitted under the laws of the State of Delaware.

            (n) Children's Online Privacy Protection Act. The Company shall comply with the Children's Online Privacy Protection Act of 1998 when such act becomes effective.

            (o) Brokers or Finders. The Company shall send notice by December 1, 1998 to Ladenburg Thalmann & Co. Inc. "Ladenburg" of the termination of the Company's letter agreement, dated October 12, 1998, with Ladenburg.

      4.02. Negative Covenants of the Company. Without limiting any other covenants and provisions hereof, the Company covenants and agrees that, until the consummation of a Qualified Public Offering, it will comply with and observe the following covenants and provisions, and will cause each Subsidiary, if and when such Subsidiary exists, to comply with and observe such of the following covenants and provisions as are applicable to such Subsidiary, and will not, without the consent of seventy-five percent (75%) in interest of the holders of the Purchased Shares (in connection with such covenants and provisions, if consent of the Purchasers or the Purchasers' Representative is needed, the Purchasers shall use their reasonable efforts to either respond in a timely fashion or cause the Purchasers' Representative to respond in a timely fashion):

            (a) Indebtedness. Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any liability with respect to Indebtedness (excluding letters of credit or indemnities for letters of credit issued by others) for money borrowed which exceeds in the aggregate $1,000,000 with the exception of (i) those certain notes issued in May, 1998 for a total of $3,810,000, (ii) Indebtedness to a commercial bank or commercial lender of up to $3,000,000 which is collateralized solely by the inventory or accounts receivable of the Company and (iii) up to $2,000,000 of Indebtedness for capital expenditures which shall be secured by the specific assets of such capital expenditure and no other assets, shall be non-recourse in nature and not guaranteed by the Company.

            (b) Merger. Merge with or into any other entity where the Company is the surviving entity, or agree to do or permit any Subsidiary to do so unless: (i) such merger occurs (x) prior to December 24, 1999 and any shares of the capital stock of the Company issued as consideration in connection with such merger have a fair market value, as reasonably determined by the Board of Directors, which is greater than $4.00 per share, (y) on or after December 24, 1999 and prior to December 24, 2000 and any shares of the capital stock of the Company issued as consideration in connection with such merger have a fair market value, as reasonably determined by the Board of Directors, which is greater than $5.00 per share, or (z) on or after December 24, 2000 and any shares of the capital stock of the Company issued as consideration in connection with such merger have a fair market value, as reasonably determined by the Board of Directors, which is greater than $6.00 per share; (ii) no more than ten percent (10%) of the voting power of the Company is transferred to stockholders who where not stockholders of the Company prior to such merger and such merger is approved by the Company's Board of Directors; or
      (iii) over ten percent (10%) and not more than thirty percent (30%) of the voting power of the Company is transferred to stockholders who where not stockholders of the Company prior to such merger and (x) at least a majority of the Board of Directors, including the Purchasers' Representative has approved such merger or (y) the affirmative vote of all members of the Board of Directors with the exception of the Purchasers' Representative has been received for the merger provided, that if there are less than six (6) members of the Board of Directors at any time only subsection (x) hereof shall apply to this section (iii).

            (c) Assumptions or Guarantees of Indebtedness of Other Persons. Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for (i) guarantees by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, or guarantees for the benefit of any wholly-owned Subsidiary and (ii) guarantees in an aggregate amount of not more than $100,000, unless approved by the Board of Directors, including the Purchasers' Representative.

            (d) Vesting of Reserved Employee Shares. Grant to any of its employees options or other rights to purchase Reserved Employee Shares which will become exercisable or vest, as the case may be, at a rate in excess of 25% per annum from the date of such grant (i) unless otherwise authorized by the Purchasers' Representative or (ii) with the exception of grants of up to 100,000 Reserved Employee Shares (outstanding or exercised at any one time), in the aggregate, provided, further, that none of such 100,000 Reserved Employee Shares shall be granted to the Founders of the Company.

            (e) Consideration for Issuances of Common Stock. Except as approved by the Purchasers' Representative, issue, sell or exchange, agree to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, shares of its Common Stock without consideration or for non-cash consideration; except for (i) Common Stock or upon any subdivision or combination of shares of Common Stock or (ii) the issuance of any shares of Common Stock upon conversion of the Purchased Shares.

            (f) Chief Executive Officer. Hire a Chief Executive Officer of the Company who has not received the prior approval of (i) at least a majority of the Board of Directors, including the Purchasers' Representative or
      (ii) the affirmative vote of all members of the Board of Directors with the exception of the Purchasers' Representative provided, however, that if there are less than six (6) members of the Board of Directors at any time only subsection (i) hereof shall apply.

      4.03. Reporting Requirements. Until the consummation of a Qualified Public Offering, the Company will furnish the following to each Person who holds at least 50,000 of the Shares issued pursuant to this Agreement; provided, however that the Company will furnish the information and reports described in subsections (b), (c) and (h) below to each Person who holds any of the Shares issued pursuant to this Agreement; provided, further, however, that any transferee that receives information pursuant to this section and is not a Purchaser hereunder shall be subject to the provisions contained in the last sentence of Section 4.01(e):

            (a) Monthly Reports. As soon as available and in any event within 30 days after the end of each calendar month, consolidated balance sheets of the Company and its Subsidiaries as of the end of such month and consolidated statements of income and retained earnings of the Company and its Subsidiaries for such month and for the period commencing at the end of the previous fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to monthly budgets, a summary of the aging of the Company's accounts receivable and accounts payable, a cash flow analysis for such month, a schedule showing each expenditure of a capital nature in excess of $50,000 during such month, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared consistent with the financial records of the Company and in accordance with its past practices;

            (b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, consolidated balance sheets of the Company and its Subsidiaries as of the end of such quarter and consolidated statements of income and retained earnings and of changes in financial position of the Company and its Subsidiaries for such quarter and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, and including comparisons to quarterly budgets, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of the Company as having been prepared in accordance with generally accepted accounting principles consistently applied (except that such interim financial statements may be without notes and subject to year-end adjustments);

            (c) Annual Reports. As soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the annual audit report for such year for the Company and its Subsidiaries, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such fiscal year and consolidated statements of income and retained earnings and of changes in financial position of the Company and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, reported on by, and accompanied by an opinion of independent certified public accountants of recognized national standing approved by a majority of the Board of Directors;

            (d) Budgets. As soon as available after approval by the Board of Directors, a business plan and monthly operating budgets for the forthcoming fiscal year, which shall have been submitted to the Board of Directors at least 60 days prior to such fiscal year for approval;

            (e) Notice of Adverse Changes. Promptly after the occurrence thereof and in any event within 10 days after the Company has knowledge of each occurrence, notice of any material adverse change in the operations or financial condition of the Company or any default in any material agreement to which the Company is a party;

            (f) Written Reports. Promptly upon receipt or publication thereof, any written reports submitted to the Company by independent certified public accountants in connection with an annual or interim audit of the books of the Company and its Subsidiaries made by such accountants or by consultants or other experts in connection with such consultant's or other expert's review of the Company's operations or industry, and written reports prepared by the Company to comply with other investment or loan agreements;

            (g) Notice of Proceedings. Promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company or any Subsidiary of the type described in
Section 3.04;

            (h) Stockholders' and SEC Reports. Promptly upon sending, making available, or filing the same, such reports and financial statements as the Company or any Subsidiary shall send or make available to the stockholders of the Company or file with the Securities and Exchange Commission; and

            (i) Other Information. Such other information respecting the business, properties or the condition or operations, financial or other, of the Company or any of its Subsidiaries as any such holder may from time to time reasonably request.

                                    ARTICLE V

                             RIGHT OF FIRST REFUSAL

      5.01. Right of First Refusal. The Company shall not issue, sell or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any (i) shares of Common Stock, (ii) any other equity security of the Company, including without limitation, shares of Series A Preferred Stock, (iii) any debt security of the Company (other than a bank line of credit with no equity feature) including without limitation, any debt security which by its terms is convertible into or exchangeable for any equity security of the Company, (iv) any security of the Company that is a combination of debt and equity, or (v) any option, warrant or other right to subscribe for, purchase or otherwise acquire any such equity security or any such debt security of the Company, unless in each case the Company shall have first offered to sell such securities (the "Offered Securities") to the Purchasers as follows: The Company shall offer to sell to each Purchaser (a) that portion of the Offered Securities as the number of shares of Common Stock (including all shares of capital stock convertible into Common Stock on a fully diluted basis) then held by such Purchaser bears to the total number of shares of Common Stock outstanding (including all shares of capital stock convertible into Common Stock on a fully-diluted basis) immediately prior to the subsequent offering in question (the "Basic Amount"), provided, that for purposes of this calculation the conversion price of each share of Series A Preferred Stock, as set forth in Paragraph 5 of Article Fourth of the Company's Certificate of Incorporation shall be deemed to be the lesser of $2.402 or the then applicable conversion price of each share of Series A Preferred Stock, and (b) to each Purchaser such additional portion of the Offered Securities as such Purchaser shall indicate it will purchase should the other Purchasers subscribe for less than their respective Basic Amounts (the "Undersubscription Amount"), at a price and on such other terms as shall have been specified by the Company in writing delivered to such Purchaser, as the case may be, (the "Offer"), which Offer by its terms shall remain open and irrevocable for a period of thirty (30) days from receipt of the offer.

      5.02. Notice of Acceptance. Notice of each Purchaser's intention to accept, in whole or in part, any Offer made pursuant to Section 5.01 shall be evidenced by a writing signed by such Purchaser and delivered to the Company prior to the end of the 30-day period of such offer, setting forth such of the Purchaser's Basic Amount as such Purchaser elects to purchase and, if such Purchaser shall elect to purchase all of its Basic Amount, such Undersubscription Amount as such Purchaser shall elect to purchase (the "Notice of Acceptance"). If the Basic Amounts subscribed for by all Purchasers are less than the aggregate Basic Amounts the Purchasers are entitled to purchase pursuant to Section 5.01, then each Purchaser who has set forth Undersubscription Amounts in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, all Undersubscription Amounts it has subscribed for; provided, however, that should the Undersubscription Amounts subscribed for exceed the difference between the aggregate of the Basic Amounts and the Basic Amounts subscribed for (the "Available Undersubscription Amount"), each Purchaser who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Undersubscription Amount subscribed for by such Purchaser bears to the total Undersubscription Amounts subscribed for by all Purchasers, subject to rounding by the Board of Directors to the extent it reasonably deems necessary.

      5.03. Conditions to Acceptances and Purchase.

            (a) Permitted Sales of Refused Securities. In the event that Notices of Acceptance are not given by the Purchasers in respect of all the Offered Securities, the Company shall not be obligated to sell the part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchaser (the "Refused Securities"), and the Company shall have 90 days from the expiration of the period set forth in Section 5.01 to sell all or any part of the Refused Securities to any person or persons pursuant to the terms of the Offer, but only in all respects upon terms and conditions, including, without limitation, unit price and interest rates, which are no more favorable, in the aggregate, to such other Person or Persons or less favorable to the Company than those set forth in the Offer.

            (b) Reduction in Amount of Offered Securities. In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 5.03(a) above), then each Purchaser may, at its sole option and in its sole discretion, reduce the number of, or other units of the Offered Securities specified in its respective Notices of Acceptance to any amount which shall be less than the amount of the Offered Securities which the Purchaser elected to purchase pursuant to Section 5.02. In the event that any Purchaser so elects to reduce the number or amount of Offered Securities specified in its respective Notices of Acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of the Offered Securities until such securities have again been offered to the Purchasers in accordance with Section 5.01.

            (c) Closing. Upon the closing of the sale to such other Person or Persons of all or less than all the Refused Securities, the Purchasers shall purchase from the Company, and the Company shall sell to the Purchasers (upon full payment for such shares), the number of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 5.03(b) if the Purchasers have so elected, upon the terms and conditions specified in the Offer. The purchase by the Purchasers of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchasers of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Purchasers and their respective counsel.

      5.04. Further Sale. In each case, any Offered Securities not purchased by the Purchasers or other Person or Persons in accordance with Section 5.03 may not be sold or otherwise disposed of until they are again offered to the Purchasers under the procedures specified in Sections 5.01, 5.02 and 5.03.

      5.05. Termination of Right of First Refusal. The rights of the Purchasers under this Article V shall terminate immediately prior to the consummation of a Qualified Public Offering.

      5.06 Exception. The rights of the Purchasers under this Article V shall not apply to:

            (a) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision or combination of shares of Common Stock or issued upon conversion of the Series A Preferred Stock into Common Stock,

            (b) Series A Preferred Stock issued as a dividend to holders of Series A Preferred Stock upon any subdivision or combination of shares of Series A Preferred Stock,

            (c) Series A Preferred Stock issued at the Additional Closing;

            (d) the Converted Shares,

            (e) up to 871,352 shares of Common Stock, or options exercisable therefor, issued or issuable to officers, employees, directors or consultants for the Company or any Subsidiary pursuant to a stock option plan approved by the Board of Directors of the Company for the benefit of the Company's or a Subsidiary's officers, employees, directors and/or consultants,

            (f) Common Stock issued pursuant to the acquisition of another corporation by the Company by merger (whereby the Company owns no less than fifty-one percent (51%) of the voting power of such corporation) or purchase of substantially all of its stock or assets, or

            (g) up to 448,581 shares of Common Stock issuable to the holders of those certain Warrants issued in May, 1998.

            (h) up to 10,000 shares of Common Stock issuable to Ronald Demer pursuant to a warrant dated March 11, 1998.

                                   ARTICLE VI

                        DEFINITIONS AND ACCOUNTING TERMS

      6.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

      "Agreement" means this Series A Preferred Stock Purchase Agreement as from time to time amended and in effect between the parties, including all Exhibits hereto.

      "Board of Directors" means the board of directors of the Company as constituted from time to time.

      "Brand Equity" means Brand Equity Ventures I, L.P.

      "Series A Preferred Stock" means the Series A Convertible Preferred Stock of the Company, $.01 par value, having the rights, powers, privileges and preferences set forth in Exhibit 1.01A hereto.

      "Initial Closing" shall have that meaning attributable to it in Section
1.05 of this Agreement.

      "Additional Closing" shall have the meaning attributable to it in Section
1.05 of this Agreement.

      "Common Stock" includes (a) the Company's Common Stock, $.01 par value, as authorized on the date of this Agreement, (b) any other capital stock of any class or classes (however designated) of the Company, authorized on or after the date hereof, the holders of which shall have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, and the holders of which shall ordinarily, in the absence of contingencies or in the absence of any provision to the contrary in the Company's Certificate of Incorporation, be entitled to vote for the election of a majority of directors of the Company (even though the right so to vote has been suspended by the happening of such a contingency or provision), and (c) any other securities into which or for which any of the securities described in (a) or (b) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

      "Company" means and shall include Alloy Designs, Inc., a Delaware corporation and its successors and assigns.

      "Consolidated" when used with reference to any term defined herein means that term as applied to the accounts of the Company and its Subsidiaries consolidated in accordance with generally accepted accounting principles.

      "Converted Shares" shall have that meaning attributable to it in Section
1.03 of this Agreement.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "Event of Default" means the occurrence of (i) an additional financing round initially priced at a per share price below $1.413, (ii) a default under any material bank or debt obligation that has caused the acceleration of such indebtedness or the termination of the bank or debt agreement, subject to a reasonable cure period, or (iii) any material violation of this Agreement, subject to a cure within 20 days of notice of such default.

      "Founders" means James K. Johnson, Jr., Matthew C. Diamond and Samuel A. Gradess.

      "Indebtedness" means all liabilities, contingent and otherwise, which should, in accordance with generally accepted accounting principles, be classified upon the obligor's balance sheet (or the notes thereto) as liabilities, but in any event including liabilities secured by any mortgage on property owned or acquired subject to such mortgage, whether or not the liability secured thereby shall have been assumed, and also including (i) all guarantees, endorsements and other contingent obligations, in respect of Indebtedness of others, whether or not the same are or should be so reflected in said balance sheet (or the notes thereto), except guarantees by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and (ii) the present value of any lease payments due under leases required to be capitalized in accordance with applicable Statements of Financial Accounting Standards, determined by discounting all such payments at the interest rate determined in accordance with applicable Statements of Financial Accounting Standards.

      "Key Employee" means and includes the Chief Executive Officer, the Chief Operating Officer, the President, any Vice-President and the Treasurer of the Company, the president or Chief Executive Officer of any division or Subsidiary of the Company, or any other individual so designated by the Board of Directors of the Company, including without limitation each Founder.

      "Material Agreement" means every contract not made in the Company's ordinary course of business which is material to the Company and is to be performed in whole or in part at or after the date of this Agreement including, without limitation, (i) any contract to which directors, officers, employees or security holders are parties other than contracts involving only the purchase or sale of current assets having determinable market prices, at such market price;
(ii) any contract upon which the Company's business is substantially dependent, as in the case of continuing contracts to sell the major part of the Company's products or services or to purchase the major part of the Company's requirements of goods, services or raw materials or any franchise or license or other agreement to use a patent, formula, trade secret, process or trade name upon which the Company's business depends to a material extent; (iii) any contract calling for the acquisition or sale of any property, plant or equipment for a consideration exceeding 15 percent of such fixed assets of the Company on a consolidate basis; (iv) any material lease; and (v) any management contract or any compensatory plan, contract or arrangement, including but not limited to plans relating to options, warrants or rights, pension, retirement or deferred compensation or bonus, incentive or profit sharing (or if not set forth in any formal document, a written description thereof) in which any director or any of the officers of the Company participates shall be deemed material and any other management contract or any other compensatory plan, contract, or arrangement in which any other officer of the Company participates unless immaterial in amount or significance.

      "Person" means an individual, corporation, partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

      "Purchased Shares" shall have that meaning attributable to it in Section
1.01 of this Agreement.

      "Purchaser" and "Purchasers" shall have the meanings attributable to such terms in Section 1.01 of this Agreement and shall include the original Purchasers and also any other holder of any of the Shares.

      "Qualified Public Offering" means a fully underwritten, firm commitment public offering pursuant to an effective registration under the Securities Act covering the offer and sale by the Company of its Common Stock in which the aggregate net proceeds to the Company exceed $15,000,000, in which the price per share of such Common Stock equals or exceeds a price per share representing a valuation of the Company of not less than $75 million.

      "Reserved Employee Shares" means shares of Common Stock, not to exceed in the aggregate 871,352 shares (appropriately adjusted to reflect stock splits, stock dividends, combinations of shares and the like with respect to the Common Stock) reserved by the Company for issuance pursuant to stock option arrangements for employees, directors or consultants of the Company, all under arrangements approved by the Board of Directors.

      "Securities Act" means the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission (or of any other Federal agency then administering the Securities Act) thereunder, all as the same shall be in effect at the time.

      "Shares" shall have that meaning attributable to it in Section 1.04 of this Agreement.

      "Subsidiary" or "Subsidiaries" means any corporation or trust of which the Company and/or any of its other Subsidiaries (as herein defined) directly or indirectly owns at the time at least fifty percent (50%) of the outstanding capital stock of such corporation or trust other than directors' qualifying shares.

      6.02. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistently applied, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

                                   ARTICLE VII

                                  MISCELLANEOUS

      7.01. No Waiver; Cumulative Remedies. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

      7.02. Amendments, Waivers and Consents. Any provision in this Agreement to the contrary notwithstanding, and except as hereinafter provided, changes in or additions to this Agreement may be made, and compliance with any covenant or provision set forth herein may be omitted or waived, if the Company (i) shall obtain consent thereto in writing from the holder or holders of seventy-five percent (75%) in interest of the Purchased Shares, and (ii) shall deliver copies of such consent in writing to any holders who did not execute such consent. Any waiver or consent may be given subject to satisfaction of conditions stated therein and any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

      7.03. Addresses for Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing (including telegraphic communication) and mailed, telegraphed or delivered to each applicable party at the address set forth in Exhibit 1.01 hereto or at such other address as to which such party may inform the other parties in writing in compliance with the terms of this Section.

      If to any other holder of the Shares: at such holder's address for notice as set forth in the register maintained by the Company, or, as to each of the foregoing, at the addresses set forth on Exhibit 1.01 hereto or at such other address as shall be designated by such Person in a written notice to the other parties complying as to delivery with the terms of this Section.

      If to the Company: at the address set forth on page 1 hereof, or at such other address as shall be designated by the Company in a written notice to the other parties complying as to delivery with the terms of this Section, with a copy to: Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, One Financial Center, Boston, MA 02111, attention Michael Balfe.

      All such notices, requests, demands and other communications shall, when mailed (which mailing must be accomplished by first class mail, postage prepaid; express overnight courier service; or registered mail, return receipt requested) or telegraphed, be effective three days after deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid, unless otherwise provided herein.

      7.04. Costs, Expenses and Taxes. The Company agrees to pay (i) the reasonable fees and out-of-pocket expenses of Testa, Hurwitz & Thibeault, LLP, counsel for the Purchasers, with respect to the preparation, execution and delivery of this Agreement and (ii) the reasonable out-of-pocket expenses with respect to certain due diligence matters incurred by the Purchasers in connection with their investment hereto (not to exceed $50,000 in the aggregate for Sections (i) and (ii) hereof). In addition, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, the issuance of the Purchased Shares and the other instruments and documents to be delivered hereunder or thereunder, and agrees to save the Purchasers harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

      7.05. Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and the Purchasers and their respective heirs, successors and assigns, except that the Company shall not have the right to delegate any of its respective obligations hereunder or to assign its respective rights hereunder or any interest herein without the prior written consent of the holders of at least seventy-five percent (75%) in interest of the Purchased Shares.

      7.06. Survival of Representations and Warranties. All representations and warranties made in this Agreement, the Shares, or any other instrument or document delivered in connection herewith or therewith, shall survive the execution and delivery hereof or thereof until the delivery by the Company of the audited financial statements for the year ended January 31, 2000.

      7.07. Prior Agreements. This Agreement, together with the Exhibits and Schedules hereto, constitutes the entire agreement between the parties and supersedes any prior understandings or agreements concerning the purchase and sale of the Shares.

      7.08. Severability. The provisions of this Agreement and the terms of the Series A Preferred Stock are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of a provision contained in this Agreement or the Series A Preferred Stock shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement or the terms of the Series A Preferred Stock; but this Agreement and the terms of the Series A Preferred Stock shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provisions or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

      7.09. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the General Corporation Law of the State of Delaware as to matters within the scope thereof and as to all other matters shall be governed by and construed in accordance with the internal law of The Commonwealth of Massachusetts.

      7.10. Headings. Article, Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

      7.11. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

      7.12. Further Assurances. From and after the date of this Agreement, upon the request of any Purchaser or the Company, the Company and the Purchasers shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the Shares.

      7.13 Indemnification. The Company shall, with respect to the representations, warranties and agreement made by it herein, indemnify, defend and hold the Purchasers harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any such representations, warranties or agreements of the Company. Without limiting the generality of the foregoing, the Purchasers shall be deemed to have suffered liability, loss or damage as a result of the untruth, inaccuracy or breach of any such representations or warranties if such liability, loss or damage shall be suffered by the Company as a result of, or in connection with, such untruth, inaccuracy or breach of any facts or circumstances constituting such untruth, inaccuracy or breach.

      7.14 Changes in Common Stock or Preferred Stock. If, and as often as, there is any change in the Common Stock or the Preferred Stock by way of a stock split, stock dividend, combination or reclassification, or through a merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions hereof including without limitation an equitable adjustment of all per share prices herein, so that the right and privileges granted hereby shall continue with respect to the Common Stock, the Preferred Stock or the price per share as so changed.

                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                               ALLOY DESIGNS, INC.,
                                 a Delaware Corporation

                               By:
                                  ------------------------------

                               Title:
                                     ---------------------------


                               PURCHASERS:

                               BRAND EQUITY VENTURES I, L.P.

                               By:  BRAND EQUITY PARTNERS I, LLC

                               By:
                                  ------------------------------
                                    Member Manager

                               ---------------------------------
                               J. Edward Diamond

                                  Exhibit 1.01

                             Schedule of Purchasers

                                          Initial Closing                    Additional Closings
                                          ---------------                    -------------------

Name                                 Initial                           Additional                          Aggregate
                                Preferred Shares   Purchase Price   Preferred Shares   Purchase Price   Purchase Price
                                ----------------   --------------   ----------------   --------------   --------------
Brand Equity Ventures I, L.P.            737,287    $2,500,140.22            737,286    $2,500,136.83    $5,000,277.05
Three Pickwick Plaza
Greenwich, CT 06830
Attn: Mr. David Yarnell

J. Edward Diamond                         13,270       $44,998.57                  0            $0.00       $44,998.57
P.O. Box 9187
Canton, OH 44711
                                    ------------    -------------         ----------    -------------    -------------
      TOTAL:                             750,557    $2,545,138.79            737,286    $2,500,136.83    $5,045,275.62